AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT and Plan of Merger ("Agreement") is made this 29th day of August, 1996, by and between Jungle Street, Inc., a Utah corporation ("Jungle Street"); Jungle Street, Inc., a Washington corporation and a wholly-owned subsidiary of Jungle Street ("Subsidiary"); and Televar Northwest, Inc., a Washington corporation ("Televar").

                           W I T N E S S E T H :

     WHEREAS, the Boards of Directors of Jungle Street and Televar have approved the merger of Subsidiary and Televar in a forward triangular merger pursuant to the provisions of Sections 368(a)(1) and 368(a)(2)(D) of the Internal Revenue Code of 1986 and the applicable provisions of the Washington Business Corporation Act ("WBCA") pursuant to which Televar shareholders will receive shares of common stock of Jungle Street in consideration of such merger; and

     WHEREAS, Subsidiary will be the surviving corporation in the Merger, as contemplated by this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements of the parties hereto, the parties agree as follows:

                                 Section 1

                                   Merger
                                   ------

     1.1 Merger. At the Effective Time (as defined in Section 1.3 below) in accordance with this Agreement and pursuant to the laws of the State of Washington, Televar will merge with and into Subsidiary, with Subsidiary being the "Surviving Corporation"; the separate existence of Televar shall cease, and the name of the Surviving Corporation shall become "Televar, Inc." ("Merger"). Until amended, modified or otherwise altered, the Articles of Incorporation of Televar shall become the Articles of Incorporation of the Surviving Corporation; and the Bylaws of Televar shall become the Bylaws of the Surviving Corporation.

     1.2 Effective Time. At or prior to Closing (as defined in Section 2), Televar and Subsidiary shall execute a Plan of Merger in a form substantially as attached hereto as Exhibit A ("Plan of Merger") and file the Plan of Merger with the Secretary of State of the State of Washington. The Merger shall become effective at the time of filing of the Plan of Merger with the Secretary of State of the State of Washington ("Effective Time").

     1.3 Share Conversion. Each share of common stock of Televar (the "Televar Shares") issued and outstanding immediately prior to the Effective Time shall, upon the Effective Time be converted into five (5) shares of common stock of Jungle Street.

     1.4 Consultant's Shares and Compensation. At Closing, Jungle Street shall issue 1,125,000 shares of its common stock to certain consultants pursuant to the compensation agreement attached as Exhibit B, such shares to be the subject of a registration statement on Form S-8 to be filed under the Securities Act of 1933 by Jungle Street after Closing. After Closing, Jungle Street also will reserve for future issuance an additional 750,000 shares of its common stock to be issued as commission shares to Jenson Services, Inc., along with the payment of a $50,000 fee, upon performance to Televar's satisfaction of capital raising services resulting in net proceeds to Jungle Street of at least $1 million pursuant to the services agreement also attached as Exhibit B.

     1.5 Survivor's Succession to Corporate Rights. Upon and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties of Televar; and all rights, privileges, powers and franchises of Televar, and all property, real, personal and mixed, and all debts due to Televar on whatever account, as well for stock subscriptions all other things in action or belonging to Televar shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, and the title to any real estate vested by deed or otherwise in Televar shall not revert or be in any way impaired by reason of the Plan of Merger; but all rights of creditors and all liens upon any property of Televar shall be preserved unimpaired, and all debts, liabilities and duties of Televar shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.6 Survivor's Succession to Corporate Acts, Plans, Contracts, etc. All corporate acts, plans, policies, contracts, approvals and authorizations of Televar and its shareholders, its Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Televar. The employees of Televar shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Televar.

     1.7 Survivor's Rights to Assets, Liabilities, Reserves, etc. The assets, liabilities, reserves and accounts of Televar shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of Televar, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

     1.8 Resignations of Present Directors and Executive Officers of Surviving Corporation and Jungle Street and Designation of New Directors and Executive Officers; Name Change. At the Effective Time, the present directors and executive officers of Jungle Street and Subsidiary shall resign and designate the directors and executive officers of Televar to serve in their place and stead, until their next respective annual meetings of shareholders and Board of Directors, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations. At the Effective Time, or as soon thereafter as practicable, Jungle Street shall effect a 1-for-5 reverse split of its capital stock, the name of Jungle Street shall be changed to "Televar Holdings, Inc." and the name of Subsidiary shall be changed to "Televar, Inc.".

     1.9 Principal Office. The principal executive office of the Surviving Corporation and Jungle Street shall be located at 215 Yakima Street, Wenatchee, Washington 98801. Jungle Street shall also maintain a registered office in the State of Washington at the same address.

     1.10 Adoption. The Plan of Merger shall be adopted and approved by Jungle Street as the sole shareholder of Subsidiary, and by Televar and the Televar shareholders.

     1.11 Dissenting Shares. Any issued and outstanding shares of Televar held immediately prior to the Effective Time by a shareholder who has properly perfected, or properly perfects, his or her appraisal rights under the applicable provisions of the WBCA, and who has not waived or otherwise lost such rights ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the consideration specified in
Section 1.3, but the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of RCW 23B.13.010.

     1.12 Delivery of Certificates by the Televar Shareholders. The transfer of the Televar Shares by the Televar shareholders shall be effected by the delivery to Jungle Street or its transfer agent of certificates representing the Televar Shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Jungle Street and with any necessary transfer taxes and other revenue stamps affixed and acquired at the expense of the Televar shareholders, and on receipt thereof to the satisfaction of the Surviving Corporation, a stock certificate representing shares in Jungle Street shall be issued and delivered to each Televar shareholder; as a condition to the conversion of the Televar Shares, Jungle Street and the Surviving Corporation shall require the Televar shareholders to execute and deliver an Investment Letter as outlined in Section 4.11 hereof, acknowledging, among other things, that the shares of Jungle Street to be received on conversion of the Televar Shares are restricted securities that have not been registered with the Securities and Exchange Commission or any state regulatory agency, and which must be so registered prior to public sale by the Televar shareholders, unless an exemption from such registration is available for any such sale.

     1.13 Further Assurances. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other action as may be reasonably required or necessary to carry out the terms and provisions hereof.


                                 Section 2

                                  Closing
                                  -------

     The Closing of the Merger shall be held at the offices of Stoel Rives LLP, 3600 One Union Square, Seattle, Washington 98101, not later than ten days following the date of this Agreement, unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the parties.

                                 Section 3

    Representations and Warranties of Jungle Street and Control Persons
    -------------------------------------------------------------------

     Jungle Street, Jenson Services, Inc., Duane S. Jenson and Jeffrey D. Jenson, jointly and severally (collectively, "Jenson"), represent and warrant to, and covenant with, Televar as follows:

     3.1 Corporate Status. Jungle Street is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary. Jungle Street is a publicly held company, having lawfully offered and sold a portion of its securities to residents of the State of Utah in 1980 pursuant to an Application for Registration of Securities filed with the Utah Securities Division. Jungle Street filed a Registration Statement on Form 10-SB with the Securities and Exchange Commission on December 12, 1995, covering its common stock. The Registration Statement became effective under the Securities Exchange Act of 1934 ("1934 Act") on February 13, 1996. Jungle Street has, since the effective date of such 1934 Act registration, timely filed all reports required to be filed by it with the Securities and Exchange Commission, copies of which have been delivered to Televar, and which reports are true and correct in every material respect; the common stock of Jungle Street is currently listed on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD").

     3.2 Capitalization. The authorized capital stock of Jungle Street consists of 50,000,000 shares of common stock, having a par value of $0.001 per share, of which 1,250,300 shares are issued and outstanding, fully paid and non-assessable, and have been issued and sold by Jungle Street in compliance in all material respects with applicable federal and state securities laws. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of Jungle Street. The authorized capital stock of Subsidiary consists of 10,000,000 shares of common stock, $.0001 par value per share, of which 1,000 shares are issued and outstanding, fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of Subsidiary.

     3.3 Financial Statements. The audited financial statements of Jungle Street, consisting of the audited balance sheets, statements of income and statements of cash flows for the fiscal years ended August 31, 1995 and 1994, attached hereto as Exhibit C and incorporated herein by reference ("Financial Statements"), are correct and complete and fairly present the financial condition of Jungle Street at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein. The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

     3.4 Undisclosed Liabilities. Jungle Street and Subsidiary have no liabilities of any nature except to the extent reflected or reserved against in the Financial Statements, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due.

     3.5 Interim Changes. Since the date of the Financial Statements, there have been no (1) changes in financial condition, assets, liabilities or business of Jungle Street which, in the aggregate, have been materially adverse to Jungle Street; (2) damages, destruction or losses of or to property of Jungle Street, payments of any dividend or other distribution in respect of any class of stock of Jungle Street, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

     3.6 Title to Property. Jungle Street has good and marketable title to all properties and assets, real and personal, reflected in the Financial Statements, and the properties and assets of Jungle Street are subject to no mortgage, pledge, lien or encumbrance.

     3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of Jenson, threatened, against or relating to Jungle Street, its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of Jungle Street is party to any material legal proceeding which could have an adverse effect on Jungle Street (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Jungle Street.

     3.8 Books and Records. From the date of this Agreement to the Closing, Jungle Street will (1) give to Televar and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Televar may inspect and audit them; and (2) furnish such information concerning the properties and affairs of Jungle Street as Televar may reasonably request. The minute books of Jungle Street provided to Televar contain the records of all actions taken by the Board of Directors and the shareholders of Jungle Street since the formation of Jungle Street in 1980.

     3.9 Tax Returns. Jungle Street has filed all federal, state, local and foreign income tax returns required under applicable law to be filed. Jungle Street has paid all taxes required to be paid on account of the operations or acts of Jungle Street in respect of all fiscal periods to date. No deficiencies for any taxes have been asserted in writing or assessed against Jungle Street which remain unpaid; and Jungle Street is not currently being audited by any federal, state or local tax authority, nor has Jungle Street received any notices from such authorities that Jungle Street will be subject to an audit.

     3.10 Confidentiality. Jungle Street and its representatives will keep confidential any information which they obtain from Televar concerning the properties, assets and business of Televar. If the transactions contemplated by this Agreement are not consummated by October 31, 1996, Jungle Street will return to Televar all information with respect to Televar obtained by Jungle Street in connection with the negotiation or consummation of the transactions provided for in this Agreement.

     3.11 Corporate Authority. Jungle Street has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Televar at Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

     3.12 Due Authorization. The execution of this Agreement and performance by Jungle Street of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Jungle Street, and this Agreement constitutes a valid and binding obligation of Jungle Street and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Jungle Street or laws, judgments, decrees or orders applicable to Jungle Street.

     3.13 Real Property. Jungle Street owns no real property nor has any leasehold or other interest in any real property. To the extent Jungle Street has in the past had any such interest in real property, whether fee title, leasehold or otherwise, such real property was undeveloped, vacant land, upon or immediately adjacent to which no commercial or residential development occurred prior to or during the time in which Jungle Street held such interest.

     3.14 Environmental Matters. To the best knowledge of Jenson, neither Jungle Street nor any business or property owned by it has caused or permitted the use, generation, manufacture, refinement, transportation, treatment, storage or handling of any Hazardous Materials, except in compliance with all applicable Hazardous Materials Regulations and there has been no release of any Hazardous Materials on- or off-site of any real property leased or owned now, or in the past, by Jungle Street. In addition, to the best knowledge of Jenson, there are no substances or conditions which may support a claim or cause of action against Jungle Street or any of its current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "Hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any Regulations governing the use, generation, handling, storage, treatment, disposal or release of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

     3.15 Information; Access. No information furnished by Jungle Street, Jenson or its agents to Televar in connection with this Agreement (including the Financial Statements and all information in the exhibits and schedules hereto) is false or misleading in any material respect. In connection with such information and this Agreement, neither Jenson nor Jungle Street has made any untrue statement of a material fact or omitted to state or will omit to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made or not made, misleading. Jungle Street and Subsidiary acknowledge that they have been delivered copies of what has been represented to be documentation containing all material information respecting Televar and its present business operations, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Televar, and with the legal and accounting firms of Televar, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

                                 Section 4

            Representations, Warranties and Covenants of Televar
            ----------------------------------------------------

     Televar represents and warrants to, and covenants with, Jungle Street and Subsidiary, as follows:

     4.1 Corporate Status. Televar is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification material to the operation of its business.

     4.2 Capitalization. The authorized capital stock of Televar consists of 10 million shares of common stock with a par value of $.0001 per share, 2,318,665 shares of which are issued and outstanding, fully paid and non-assessable. Other than certain agreements with founders and pursuant to option grants made under Televar's Employee Stock Option Plan, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of Televar.

     4.3 Financial Statements. The unaudited financial statements of Televar furnished to Jungle Street, consisting of a balance sheet for the year ended June 30, 1996, and a profit and loss statement for the period from July 1, 1995 through June 30, 1996, attached hereto as Exhibit D and incorporated herein by reference (the "Financial Statements"), are correct and fairly present the financial condition of Televar at such dates and for the periods involved; the Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein. The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

     4.4 Undisclosed Liabilities. Televar has no material liabilities of any nature except to the extent reflected or reserved against in the Financial Statements, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

     4.5 Interim Changes. Since the date of the Financial Statements, there have been no (1) changes in the financial condition, assets, liabilities or business of Televar which, in the aggregate, have been materially adverse;
(2) damages, destruction or loss of or to the property of Televar, payment of any dividend or other distribution in respect of the capital stock of Televar, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees other than to executive officers.

     4.6 Title to Property. Televar has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in the Financial Statements and the properties and assets of Televar are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein, with respect to which no default exists.

     4.7 Litigation. There is no material litigation or proceeding pending, or to the knowledge of Televar, threatened, against or relating to Televar, its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of Televar is party to any material legal proceeding which could have an adverse effect on Televar

(financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Televar.

     4.8 Books and Records. From the date of this Agreement to the Closing, Televar will provide to Jungle Street and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Jungle Street may inspect and audit them; and will furnish such information concerning the properties and affairs of Televar as Jungle Street may reasonably request.

     4.9 Tax Returns. Televar has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

     4.10 Confidentiality. Televar and its respective representatives will keep confidential any information which they obtain from Jungle Street concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by October 31, 1996, Televar will return to Jungle Street all information with respect to Jungle Street obtained by them in connection with the negotiation or consummation of this Agreement.

     4.11 Investment Intent. Televar will ask its shareholders to execute and deliver to Jungle Street at Closing an Investment Letter in the form attached hereto as Exhibit G and incorporated herein by reference, acknowledging the unregistered and restricted nature of the securities of Jungle Street being received in the Merger, and receipt of certain material information regarding Jungle Street.

     4.12 Corporate Authority. Televar has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Jungle Street or its representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

     4.13 Due Authorization. The execution of this Agreement and performance by Televar of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Televar, and this Agreement constitutes a valid and binding obligation of Televar and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Televar.

     4.14 Environmental Matters. Televar has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action, or of any cause for any such lien or action.

     4.15 Access to Information Regarding Jungle Street. Televar acknowledges that it has received copies of what has been represented by Jenson to be documentation containing all material information respecting Jungle Street and its present and contemplated business operations, management and other factors, all in the form of annual and quarterly reports filed by Jungle Street with the Securities and Exchange Commission; that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Jungle Street, and with the legal and accounting firms of Jungle Street, with respect to such documentation.

                                 Section 5

                   Conduct of Televar Pending the Closing
                   --------------------------------------

     Except as otherwise provided herein, Televar agrees that Televar will conduct itself in the following manner pending the Closing:

     5.1 Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of Televar.

     5.2 Capitalization, etc. Televar will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     5.3 Conduct of Business. Televar will use its best efforts to maintain and preserve its business organization, employee relationships and good will intact, and will not, without the written consent of Jungle Street, enter into any material commitments except in the ordinary course of business.

                                 Section 6

                Conduct of Jungle Street Pending the Closing
                --------------------------------------------

     Except as otherwise provided herein, Jungle Street and Subsidiary agree that Jungle Street and Subsidiary will conduct business in the following manner pending the Closing:

     6.1 Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of Jungle Street or Subsidiary.

     6.2 Capitalization, etc. Neither Jungle Street nor Subsidiary will make any change in its authorized or issued shares, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     6.3 Conduct of Business. Jungle Street and Subsidiary will use their best efforts to maintain and preserve their business organization, employee relationships and good will intact, and will not, without the written consent of Televar, enter into any material commitments except in the ordinary course of business.

                                 Section 7

               Conditions Precedent to Obligations of Televar
               ----------------------------------------------

     All obligations of Televar under this Agreement are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

     7.1 Representations and Warranties True at Closing. The representations and warranties of Jenson contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

     7.2 Due Performance. Jungle Street and Subsidiary shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

     7.3 Officers' Certificate. Televar shall have been furnished with a certificate signed by the President and Secretary of Jungle Street, in the form attached hereto as Exhibit F and incorporated herein by reference, dated as of the Closing, certifying (1) to the effects set out in Sections
6.1 and 6.2; and (2) that since the date of the Financial Statements, there has been no material adverse change in the financial condition, business or properties of Jungle Street.

     7.4 Opinion of Counsel of Jungle Street. Televar shall have received an opinion of counsel for Jungle Street, dated as of the Closing, to the effect that (1) the representations of Sections 3.1, 3.2, 3.7, 3.11, 3.12 and 3.13 are true and correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.5, 3.6, 3.7 or 3.14; (3) the shares of Jungle Street to be issued to the Televar shareholders under this Plan will, when so issued, be validly issued, fully paid and non-assessable.

                                 Section 8

            Conditions Precedent to Obligations of Jungle Street
            ----------------------------------------------------

     All obligations of Jungle Street and Jungle Street Subsidiary under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

     8.1 Representations and Warranties True at Closing. The representations and warranties of Televar contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

     8.2 Due Performance. Televar shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

     8.3 Officers' and Shareholders' Certificate. Jungle Street shall have been furnished with a certificate signed by the President and Secretary of Televar, attached hereto as Exhibit G and incorporated herein by reference, dated as of the Closing, certifying (1) to the effects set out in Sections
5.1 and 5.2; and (2) that since the date of its Financial Statements, there has been no material adverse change in the financial condition, business or properties of Televar.

     8.4 Opinion of Counsel of Televar. Jungle Street shall have received an opinion of counsel for Televar, dated as of the Closing, addressing corporate existence of Televar and its corporate authority to enter into this Agreement and to perform the transactions provided for herein.

     8.5 Books and Records. Televar shall have made available all books and records of Televar, including minute books and stock transfer records; provided, however, only to the extent requested in writing by Jungle Street at Closing.

                                 Section 9

                                Termination
                                -----------

     Prior to Closing, this Agreement may be terminated (1) by mutual consent in writing; (2) by Jungle Street or Televar if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by Jungle Street or Televar if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2.

                                 Section 10

                           Survival and Indemnity
                           ----------------------

     10.1 Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements contained herein shall survive the Closing without regard to any action taken pursuant to this Agreement, including without limitation, any investigation made by the party asserting any breach thereof.

     10.2 Indemnity from Jenson. Jenson Services, Inc., Duane S. Jenson and Jeffrey D. Jenson, jointly and severally, agree to indemnify and hold Televar harmless against and in respect of:

          (a) Any damage, liability, deficiency, loss, cost, expense or claim arising out of or resulting from (i) any defect in title, (ii) any misrepresentation or omission by Jenson, Jungle Street or Subsidiary herein or in any exhibit hereto,
               (iii) any materially misleading information furnished by Jenson, Jungle Street or Subsidiary herein or in any exhibit hereto, (iv) any breach by Jenson, Jungle Street or Subsidiary of any representation, warranty or covenant herein or in any exhibit hereto, or (v) any debt or other obligation of Jungle Street or Subsidiary existing at or prior to the Closing or arising thereafter in connection with events occurring prior to the Closing (to the extent only that such debt or obligation is attributable to such events prior to the Closing); and

          (b) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Televar in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this
               Section 10.2.

     10.3 Indemnity from Televar and Televar Shareholders. Televar agrees to indemnify and hold Jenson, Jungle Street and the Subsidiary harmless from and against and in respect of:

          (a) Any damage, liability, deficiency, loss, cost, expense or claim arising out of or resulting from (i) the breach of any representation, warranty or covenant by Televar herein or in any exhibit hereto (ii) any misrepresentation or omission by Televar herein or in any exhibit hereto or (iii) any materially misleading information furnished by Televar herein or in any exhibit hereto; and

          (b) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Jenson, Jungle Street and Subsidiary in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against in this Section 10.3.

     10.4 Not Exclusive Remedy. Any right of indemnity of any party pursuant to this Section 10 shall be in addition to and shall not operate as a limitation on any other right to indemnity of such party pursuant to this Agreement, any other document or instrument executed in connection with the consummation of the transaction contemplated hereby, or otherwise.

                                 Section 11

                             General Provisions
                             ------------------

     11.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     11.2 Waiver. Any failure on the part of any party hereto to comply with any of their respective obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     11.3 Brokers. Each party represents to the other parties hereunder that no broker or finder has acted for it/him/ in connection with this Agreement, and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it/him/.

     11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Jungle Street or Jenson:     Jeffrey D. Jenson
                                             1787 East Ft. Union Blvd., #106
                                             Salt Lake City, Utah  84121

          With a copy to:                    Leonard W. Burningham, Esq.
                                             455 East 500 South, Suite 205
                                             Salt Lake City, Utah 84111

          If to Televar:                     Televar Holdings, Inc.
                                             215 Yakima Street
                                             Wenatchee, Washington 98801
                                             Attn:  Charles D. DeJong, Chairman
                                             and CEO
                                             Fax:  (509) 662-0712

          With a copy to:                    Ronald J. Lone
                                             Stoel Rives LLP
                                             600 University Street, Suite 3600
                                             Seattle, Washington 98101
                                             Fax:  (206) 386-7500

     11.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     11.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington. Each party hereby irrevocably consents to the jurisdiction and venue of the courts of the State of Washington, Chelan County, the United States District Court for the Eastern District of Washington, and all applicable appellate courts, in connection with any action to interpret or enforce, or otherwise arising out of or relating to this Agreement.

     11.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of any rights under this Agreement without the prior written consent of the other parties shall be void.

     11.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.10 Default. In the event of a dispute with respect to the interpretation of or a party's performance under this Agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party the prevailing party's reasonable attorneys' fees and costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger effective the day and year first above written.

                                   JUNGLE STREET, INC., a Utah corporation

                                   By DON C. MORRISON
                                     ------------------------------------------
                                     Don C. Morrison, President

                                   JUNGLE STREET, INC., a Washington
                                   corporation


                                   By DON C. MORRISON
                                     ------------------------------------------
                                     Don C. Morrison, President

                                   TELEVAR NORTHWEST, INC.


                                   By MARK HAMILTON
                                     ------------------------------------------
                                     Mark Hamilton, President

                                   JENSON SERVICES, INC.


                                   By
                                     ------------------------------------------
                                        Its
                                           ------------------------------------


                                   DUANE S. JENSON
                                   --------------------------------------------
                                   Duane S. Jenson

                                   JEFFREY D. JENSON
                                   --------------------------------------------
                                   Jeffrey D. Jenson

                             INDEX TO EXHIBITS



Exhibit A           Plan of Merger

Exhibit B           Compensation Agreement

Exhibit C           Jungle Street Financial Statements

Exhibit D           Televar Financial Statements

Exhibit E           Televar Shareholder Investment Letter

Exhibit F           Jungle Street Officers' Certificate

Exhibit G           Televar Officers' Certificate